Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

SEVENTY SEVEN ENERGY INC.

ARTICLE I

Name

The name of the Corporation is:

SEVENTY SEVEN ENERGY INC.

ARTICLE II

Registered Office and Agent

The address of the Corporation’s registered office in the State of Oklahoma is 1833 S. Morgan Road, Oklahoma City, Oklahoma 73128. The Corporation’s registered agent at such address is The Corporation Company.

ARTICLE III

Purposes

The nature of the business and the purpose of the Corporation shall be to engage in any lawful act or activity and to pursue any lawful purpose for which a corporation may be formed under the Oklahoma General Corporation Act (the “Act”). The Corporation is authorized to exercise and enjoy all powers, rights and privileges which corporations organized under the Act may have as in force from time to time, including, without limitation, all powers, rights and privileges necessary or convenient to carry out the purposes of the Corporation.

ARTICLE IV

Capital Stock

The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Seventy Million (270,000,000) shares, consisting of Twenty Million (20,000,000) shares of Preferred Stock, par value $0.01 per share, and Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.01 per share. The preferences, qualifications, limitations, restrictions and the special or relative rights in respect of the shares of each class are as follows:

Section 1. Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed and determined by the Board of Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except as to the date from which dividends are cumulative. The Board of Directors hereby is authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix and determine the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

A.	The number of shares constituting a series, the distinctive designation of a series and the stated value of the series, if different from the par value;

B.	Whether the shares of a series are entitled to any fixed or determinable dividends, the dividend rate (if any) on the shares, whether the dividends are cumulative and the relative rights of priority of dividends on shares of that series;

C.	Whether a series has voting rights in addition to the voting rights provided by law and the terms and conditions of such voting rights;

D.	Whether a series will have or receive conversion or exchange privileges and the terms and conditions of such conversion or exchange privileges;

E.	Whether or not the shares of a series are redeemable and the terms and conditions of such redemption, including, without limitation, the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates on or after which the shares in the series will be redeemable and the amount payable in case of redemption;

F.	Whether a series will have a sinking fund for the redemption or purchase of the shares in the series and the terms and the amount of such sinking fund;

G.	The right of a series to the benefit of conditions and restrictions on the creation of indebtedness of the Corporation or any subsidiary, on the issuance of any additional capital stock (including additional shares of such series or any other series), on the payment of dividends or the making of other distributions on any outstanding stock of the Corporation and the purchase, redemption or other acquisition by the Corporation, or any subsidiary, of any outstanding stock of the Corporation;

H.	The rights of a series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation and the relative rights of priority of payment of a series; and

I.	Any other relative, participating, optional or other special rights, qualifications, limitations or restrictions of such series.

Dividends on outstanding shares of Preferred Stock shall be paid or set apart for payment before any dividends shall be paid or declared or set apart for payment on the Common Stock with respect to the same dividend period.

Section 2. Common Stock. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Each share of Common Stock shall be equal to every other share of Common Stock. The holders of shares of Common Stock shall be entitled to one vote for each share of such stock upon all matters presented to the shareholders, other than any matter that (i) solely relates to the terms of any outstanding series of Preferred Stock or the number of shares of that series and (ii) does not affect the number of authorized shares of Preferred Stock or the powers, privileges or rights pertaining to the Common Stock. Shares of Common Stock authorized hereby shall not be subject to preemptive rights. The holders of shares of Common Stock now or hereafter outstanding shall have no preemptive right to purchase or have offered to them for purchase any shares of Preferred Stock, Common Stock or other equity securities issued or to be issued by the Corporation.

Subject to the preferential and other dividend rights applicable to the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared on the Common Stock by the Board of Directors at any time or from time to time out of any funds legally available therefor.

In the event of any voluntary or involuntary liquidation, distribution or winding up of the Corporation, after distribution in full of the preferential and/or other amounts to be distributed to the holders of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its shareholders, ratably in proportion to the number of shares of Common Stock held by them.

ARTICLE V

Limitation of Director Liability

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for personal liability for: (i) acts or omissions by such director not in good faith or which involve intentional misconduct or a knowing violation of law; (ii) the payment of dividends or the redemption or purchase of stock in violation of Section 1053 of the Act; (iii) any breach of such director’s duty of loyalty to the Corporation or its shareholders; or (iv) any transaction from which such director derived an improper personal benefit. No repeal or amendment to this Article V shall apply to or impact a director’s liability under this provision to the extent it arose before such repeal or amendment.

ARTICLE VI

Board of Directors

Section 1. Management by Board of Directors. The business and affairs of the Corporation shall be under the direction of the Board of Directors.

Section 2. Number of Directors. The number of directors which shall constitute the whole Board of Directors shall not be less than three nor more than nine and, within such range, shall be determined exclusively by resolution adopted by a vote of the Board of Directors. No reduction in number shall have the effect of removing any director prior to the expiration of his term.

Section 3. Election of Directors by Shareholders; Vacancies. All directors of the corporation shall be elected annually. Each director shall hold office for a term ending at the next succeeding annual meeting and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Except as provided for in Section 4, newly created directorships resulting from an increase in the authorized number of directors, or any other vacancy on the Board of Directors, however resulting, may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected or appointed to fill a vacancy shall hold office for a term to expire at the next annual meeting of Shareholders following such director’s election or appointment. No election of directors need be by written ballot except as provided in the Bylaws of the corporation.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Certificate of Designation attributable to such Preferred Stock or the resolution or resolutions adopted by the Board of Directors pursuant to Section 2 of this Article VI applicable thereto.

Section 4. Removal. A director may be removed only by the shareholders for cause by a vote of at least fifty percent (50%) of the voting power voting together as a single class, in which event the shareholders may, at the same time as the removal, fill such vacancy created by the removal.

ARTICLE VII

Indemnity

Section 1. Full Extent of the Law. Notwithstanding anything else herein to the contrary, to the fullest extent permitted by applicable law as it presently exists or may be amended, the Corporation shall indemnify any person (or the legal representative of such person) who is or was a director, officer, employee or agent of the Corporation or is or was, at the request of the Corporation and while serving as a director or officer of the Corporation, a director, officer, employee or agent of another entity, including service with respect to employee benefit plans, for and against any loss, claim or expense (including attorneys’ fees) incurred by such person relating to or arising out of any act or omission performed or omitted by such person on behalf of the Corporation or the other entity. No amendment, modification or repeal of those provisions will in any way adversely affect any right or protection under those provisions of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. The rights provided for hereunder are not exclusive of any other right that any person may have or may acquire under any statute, provision of the Corporation’s certificate of incorporation, bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Section 2. Third Party Claims. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that the person, or a person for whom such person is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the conduct was unlawful.

Section 3. Derivative Claims. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that the person, or a person for whom such person is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 4. Expenses. Expenses, including fees and expenses of counsel, incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee, legal representative or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized herein.

Section 5. Proceedings Initiated by the Indemnitee. Notwithstanding anything else herein to the contrary, the Corporation shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the Board of Directors.

Section 6. Insurance. The Corporation may purchase (upon resolution duly adopted by the Board of Directors) and maintain insurance on behalf of any person, or a person for whom such person is the legal representative, who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against the person and incurred by the person in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify the person against such liability.

Section 7. Reimbursement. To the extent that a director, officer, employee or agent of, or any other person entitled to indemnity hereunder by, the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to herein or in defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith.

Section 8. Enforcement. Every such person shall be entitled, without demand by the person upon the Corporation or any action by the Corporation, to enforce the person’s right to such indemnity in an action at law against the Corporation. The right of indemnification and advancement of expenses hereinabove provided shall not be deemed exclusive of any rights to which any such person may now or hereafter be otherwise entitled and specifically, without limiting the generality of the foregoing, shall not be deemed exclusive of any rights pursuant to statute or otherwise, of any such person in any such action, suit or proceeding to have assessed or allowed in his favor against the Corporation or otherwise, the person’s costs and expenses incurred therein or in connection therewith or any part hereof.

ARTICLE VIII

Forum Selection

Unless the corporation consents in writing to the selection of an alternative forum, the state district court or federal district courts in Oklahoma County, Oklahoma shall be the sole and exclusive forums for (a) any derivative action or proceeding brought on behalf of the corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the corporation to the corporation or the corporation’s shareholders, (c) any action asserting a claim arising pursuant to any provision of the Act, the Certificate of Incorporation or these Bylaws or (d) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the state district court or federal district court in Oklahoma County having personal jurisdiction over the indispensable parties named as defendants therein.

ARTICLE IX

Amendments; Bylaws; Control Shares Act; Written Consent; Rights Plans

Section 1. Amendments to Certificate of Incorporation. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding stock having voting power, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Articles V, VI, VII, VIII and Sections 1, 2, 3 and 4 of this Article IX of this Certificate of Incorporation.

Section 2. Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation with the affirmative vote of a majority of the directors then in office. In addition, the Bylaws of the Corporation may be adopted, repealed, altered, amended or rescinded by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding stock of the Corporation entitled to vote thereon at any meeting of shareholders; provided, the notice of intention to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation has been included in the notice of that meeting.

Section 3. Control Shares Act. The Corporation shall not be subject to the Oklahoma Control Shares Act as codified at Sections 1145-1155 of the Act. This election shall be effective on the date of filing this Certificate of Incorporation.

Section 4. Written Consent Prohibition. Except as provided by applicable law, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of a corporate action without a meeting by less than unanimous consent shall be given to shareholders who have not consented in writing.

Section 5. Shareholders Rights Plan.

(a) Any Shareholder Rights Plan adopted by the Board of Directors shall have a term of no more than six months from the date of adoption. Unless shareholders by the affirmative vote of the holders of at least fifty percent (50%) of the shares voting vote to amend a Shareholder Rights Plan to extend the term of such Shareholder Rights Plan, any Shareholder Rights Plan adopted by the Board of Directors shall automatically terminate and expire six months following the date of its adoption by the Board of Directors.

(b) The Board of Directors may not adopt a new Shareholder Rights Plan for at least 90 days after the expiration of prior Shareholders Rights Plan.

(c) “Shareholder Rights Plan” refers to any shareholder rights plan, rights agreement, or any other form of “poison pill” which is designed to or has the effect of making an acquisition of large holdings of the Corporation’s shares of stock more difficult or expensive.

(d) Nothing in this Certificate should be construed to permit or validate any decision by the Board of Directors to adopt or amend a Shareholder Rights Plan that would be otherwise prohibited or invalid.

ARTICLE X

Incorporator

The name and mailing address of the incorporator are as follows:

David Treadwell

777 N.W. 63rd Street

Oklahoma City, Oklahoma 73116

I, the undersigned, for purpose of forming a Corporation under the laws of the State of Oklahoma, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this     day of June, 2014.

/s/ David Treadwell
David Treadwell, Incorporator